As filed with the Securities and Exchange Commission on August 5, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BLUELINX HOLDINGS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5031 (Primary Standard Industrial Classification Number)	77-0627356 (IRS Employer Identification Number)
4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Sara E. Epstein
Senior Counsel
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
(404) 953-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies of Communications to:
David W. Ghegan, Esq.
Patrick W. Macken, Esq.
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
(404) 885-3000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share	Offering Price	Fee
Common stock, $0.01 par value per share	2,108,098	$2.14(1)	$4,511,330(1)	$524

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the common stock on the NYSE on August 3, 2011.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED AUGUST 5, 2011
PROSPECTUS
2,108,098 SHARES
OF COMMON STOCK
     The selling stockholders named herein may offer and sell from time to time up to 2,108,098 shares of our common stock covered by this prospectus. The selling stockholders acquired the common stock from us in connection with their exercise of rights distributed by us in connection with the rights offering we completed in July 2011. The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.
     The selling stockholders identified in this prospectus may sell the shares from time to time in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 11 of this prospectus.
     Our common stock is traded on the NYSE under the symbol “BXC.” On August 4, 2011 the last reported sale price of our common stock on the NYSE was $1.93 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2.
     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2011.

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling stockholders seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of the dates of the respective documents in which such information is included, regardless of the time of delivery of this prospectus or any sale of the shares of common stock offered hereby.
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC.” You should read this prospectus, together with additional information described below under the caption “Where You Can Find More Information.” We have prepared the information contained in this prospectus and the documents incorporated by reference herein and therein that have been filed by us with the SEC. We have not authorized anyone to provide you with any other information and we do not take any responsibility for other information others may give you. In this prospectus (including the documents incorporated by reference herein), we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent publications or other publicly available information that we believe are reliable.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
     Unless the context indicates otherwise, all references in this prospectus to the “Company,” “BlueLinx,” “we,” “us” and “our” refer to BlueLinx Holdings Inc. and our wholly owned subsidiary, BlueLinx Corporation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements contained in, or incorporated by reference into, this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy or actual results to differ materially from those contained in forward-looking statements. Factors you should consider that could cause these differences include, among other things:
•	changes in the prices, supply and/or demand for products which we distribute, especially as a result of conditions in the residential housing market;

•	inventory levels of new and existing homes for sale;

•	general economic and business conditions in the United States;

•	the financial condition and credit worthiness of our customers;

•	the activities of competitors;

•	changes in significant operating expenses;

•	fuel costs;

•	risk of losses associated with accidents;

•	exposure to product liability claims;

•	changes in the availability of capital and interest rates;

•	immigration patterns and job and household formation;

•	our ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions;

•	adverse weather patterns or conditions;

•	acts of war or terrorist activities;

•	variations in the performance of the financial markets, including the credit markets; and

•	the risk factors described herein under “Risk Factors” and the risk factors discussed from time to time in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended January 1, 2011.

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     Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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SUMMARY
     The following summary contains basic information about us. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.
Our Company
     BlueLinx Holdings Inc., operating through our wholly-owned subsidiary, BlueLinx Corporation, is a leading distributor of building products in the United States. We operate in all of the major metropolitan areas in the United States and distribute approximately 10,000 products from over 750 suppliers to service more than 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. We operate our distribution business from sales centers in Atlanta and Denver, and our network of approximately 60 distribution centers. We distribute products through our owned and leased fleet of over 600 trucks and over 1,000 trailers, as well as by common carrier.
     We distribute products in two principal categories: structural products and specialty products. Structural products, which represented approximately 46%, 44% and 50% of our fiscal 2010, fiscal 2009 and fiscal 2008 gross sales, respectively, include plywood, oriented strand board (“OSB”), rebar and remesh, lumber and other wood products primarily used for structural support, walls and flooring in construction projects. Specialty products, which represented approximately 54%, 56% and 50% of our fiscal 2010, fiscal 2009 and fiscal 2008 gross sales, respectively, include roofing, insulation, specialty panels, moulding, engineered wood products, vinyl products (used primarily in siding), outdoor living and metal products (excluding rebar and remesh).
Corporate Information
     Our principal executive office is located at 4300 Wildwood Parkway, Atlanta, Georgia 30339. Our telephone number is (770) 953-7000. Information on BlueLinx is available on our internet website www.bluelinxco.com. The information contained on our websites or that can be accessed through our websites does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.
     Our common stock trades on the New York Stock Exchange under the ticker symbol “BXC.”
The Offering
     We are registering 2,108,098 shares of our common stock for resale by the selling stockholders identified in this prospectus. The shares were issued to the selling stockholders in connection with the exercise of rights distributed by us through our rights offering to all of our stockholders. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

RISK FACTORS
     An investment in our common stock involves a high degree of risk. In evaluating an investment in our securities, you should consider carefully the risks described below, which discuss the most significant factors that affect an investment in our common stock, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended January 1, 2011 and in the other reports that we file from time to time with the Securities and Exchange Commission, which are incorporated by reference into this prospectus and any applicable prospectus supplement. If any of the events described in the risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.
Risks Related to Our Company
Our industry is highly cyclical, and prolonged periods of weak demand or excess supply may reduce our net sales and/or margins, which may reduce our net income or cause us to incur losses.
     The building products distribution industry is subject to cyclical market pressures. Prices of building products are determined by overall supply and demand in the market for building products. Market prices of building products historically have been volatile and cyclical and we have limited ability to control the timing and amount of pricing changes for building products. Demand for building products is driven mainly by factors outside of our control, such as general economic and political conditions, interest rates, availability of mortgage financing, the construction, repair and remodeling and industrial markets, weather and population growth. The supply of building products fluctuates based on available manufacturing capacity, and excess capacity in the industry can result in significant declines in market prices for those products. To the extent that prices and volumes experience a sustained or sharp decline, our net sales and margins likely would decline as well. Because we have substantial fixed costs, a decrease in sales and margin generally may have a significant adverse impact on our financial condition, operating results and cash flows. Our results in some periods have been affected by market volatility, including a reduction in gross profits due to a decline in the resale value of our structural products inventory. All of these factors make it difficult to forecast our operating results.
Our industry is dependant on the homebuilding industry which is suffering from a prolonged significant downturn, and any further downturn or sustained continuation of the current downturn will continue to materially affect our business, liquidity and operating results.
     Our sales depend heavily on the strength of national and local new residential construction and home improvement and remodeling markets. The strength of these markets depends on new housing starts and residential renovation projects, which are a function of many factors beyond our control. Some of these factors include general economic conditions, employment levels, job and household formation, interest rates, housing prices, tax policy, availability of mortgage financing, prices of commodity wood and steel products, immigration patterns, regional demographics and consumer confidence.
     The downturn in the residential construction market is in its fifth consecutive year and it has become one of the most severe housing downturns in United States history. Along with high unemployment, tighter lending standards and general economic uncertainty, there is an oversupply of unsold homes on the market and the pool of qualified home buyers has declined significantly. Moreover, the government’s legislative and administrative measures aimed at restoring liquidity to the credit markets and providing relief to homeowners facing foreclosure have had limited results. In 2009, the government provided eligible home buyers a tax credit that was extended until April 30, 2010. As a result of the home buyers’ tax credit, the residential construction market improved during the first quarter and second quarter of fiscal 2010, but experienced a decline in the third and fourth quarters of fiscal 2010 following expiration of the credits. It is unclear if and to what extent the residential construction market will improve during fiscal 2011.
     Our results of operations have been adversely affected by the severe downturn in new housing activity in the United States and we expect the severe downturn in new housing activity to continue to adversely affect our operating results in 2011. A prolonged continuation of the current downturn and any future downturns in the markets that we serve or in the economy generally will have a material adverse effect on our operating results, liquidity and financial condition. Reduced levels of construction activity may result in continued intense price competition among building materials suppliers, which may adversely affect our gross margins. We cannot provide assurance that our responses to the downturn or the government’s attempts to address the difficulties in the economy will be successful.
A significant portion of our sales are on credit to our customers. Material changes in their credit worthiness or our inability to forecast deterioration in their credit position could have a material adverse effect on our operating results, cash flow and liquidity.
     The majority of our sales are on account where we provide credit to our customers. Continued market disruptions could cause additional economic downturns, which may lead to lower demand for our products and increased incidence of customers’ inability to pay their accounts. Bankruptcies by our customers may cause us to incur bad debt expense at levels higher than historically experienced. In fiscal 2010, less than 0.1% in bad debt expense to total net sales was incurred related to credit sales. Our customers are generally susceptible to the same economic business risks as we are. Furthermore, we may not necessarily be aware of any deterioration in their financial position. If our customers’ financial position becomes impaired, it could have a significant impact on our bad debt exposure and could have a material adverse effect on our operating results, cash flow and liquidity.
     In addition, certain of our suppliers potentially may be impacted as well, causing disruption or delay of product availability. These events would adversely impact our results of operations, cash flows and financial position.
Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness or to maintain our required level of excess liquidity.
     We have a substantial amount of debt. As of July 2, 2011, outstanding borrowings under our revolving credit facility were approximately $188.9 million, borrowing availability was approximately $94.0 million and outstanding letters of credit on the facility were approximately $2.5 million. We also have a mortgage loan in the amount of $247.3 million.
     Our substantial debt could have important consequences to you. For example, it could:
•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements as our excess liquidity likely will decrease while our industry and our Company begins its recovery from the historic housing market downturn;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.
     In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

•	economic and demand factors affecting the building products distribution industry;

•	pricing pressures;

•	increased operating costs;

•	competitive conditions; and

•	other operating difficulties.
     If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. Obtaining additional capital or restructuring our debt could be accomplished in part through new or additional borrowings or placements of debt or equity securities. There is no assurance that we could obtain additional capital or restructure our debt on terms acceptable to us or at all. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations under the amended revolving credit facility are secured by a first priority security interest in all of our operating company’s inventories, receivables and proceeds from those items. In addition, our mortgage loan is secured by the majority of our real property. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all. We may incur substantial additional indebtedness in the future, including under the revolving credit facility. Our incurrence of additional indebtedness would intensify the risks described above.
The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business, including requiring us to maintain a minimum level of excess liquidity.
     Our amended revolving credit facility and mortgage loan contain various restrictive covenants and restrictions, including financial covenants customary for asset-based loans that limit our management’s discretion in operating our business. In particular, these instruments limit our ability to, among other things:
•	incur additional debt;

•	grant liens on assets;

•	make investments, including capital expenditures;

•	sell or acquire assets outside the ordinary course of business;

•	engage in transactions with affiliates; and

•	make fundamental business changes.
     Under our amended revolving credit facility, we are required to maintain our excess availability above the greater of $35 million or the amount equal to 15% of the lesser of the borrowing base, as defined therein, or $400 million. If we fail to maintain this minimum excess availability, the amended revolving credit facility requires us to (i) maintain certain financial ratios, which we will not meet with our current operating results and (ii) limit our capital expenditures. If we fail to comply with the restrictions in the amended revolving credit facility, the mortgage loan documents or any other current or future financing agreements, a default may allow the creditors under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the creditors may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds.

We are dependent upon a single supplier, Georgia-Pacific, for a significant percentage of our products.
     Although we have been working to diversify our supplier base, we are still dependent on Georgia-Pacific for a significant percentage of our products. Purchases from Georgia-Pacific accounted for approximately 12% and 16% of our purchases during fiscal 2010 and fiscal 2009, respectively. We currently operate without a supply agreement for many of the products that we purchase from Georgia-Pacific. As a result, our purchases from Georgia-Pacific are subject to greater volatility with respect to sales terms, including volume and pricing, than when we had a long-term supply agreement in place. In addition, if we are unable to agree on supply arrangements for the products not currently covered by supply agreements or if Georgia-Pacific otherwise discontinues sales of product to us, we could experience a product shortage unless and until we obtain a replacement supplier or suppliers. We may not be able to obtain replacement products on favorable economic terms. An inability to replace products on favorable economic terms could adversely impact our net sales and our costs, which in turn could impact our gross profit, net income and cash flows.
     We continue to distribute a variety of Georgia-Pacific building products, including Engineered Lumber, which is covered under a three-year purchase agreement dated February 12, 2009. If Georgia-Pacific and BlueLinx are unable to agree on supply arrangements for products other than engineered lumber, if Georgia-Pacific otherwise discontinues sales of product to us, or if BlueLinx and Georgia-Pacific are unable to agree on product pricing in accordance with the mechanism set forth in the purchase agreement for purchases we make from Georgia-Pacific, we could experience a product shortage unless and until we obtain a replacement supplier or suppliers. We may not be able to obtain replacement products on favorable economic terms, or may not be able to obtain comparable alternative products. An inability to replace products on favorable economic terms or with comparable products could adversely impact our net sales and our costs, which in turn could impact our gross profit, net income and cash flows.
Our industry is highly fragmented and competitive. If we are unable to compete effectively, our net sales and operating results will be reduced.
     The building products distribution industry is highly fragmented and competitive and the barriers to entry for local competitors are relatively low. Competitive factors in our industry include pricing and availability of product, service and delivery capabilities, ability to assist with problem-solving, customer relationships, geographic coverage and breadth of product offerings. Also, financial stability is important to suppliers and customers in choosing distributors for their products and affects the favorability of the terms on which we are able to obtain our products from our suppliers and sell our products to our customers.
     Some of our competitors are part of larger companies and therefore have access to greater financial and other resources than us. In addition, certain product manufacturers sell and distribute their products directly to customers. Additional manufacturers of products distributed by us may elect to sell and distribute directly to end-users in the future or enter into exclusive supply arrangements with other distributors. Finally, we may not be able to maintain our costs at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our net sales and net income will be reduced.
Integrating acquisitions may be time-consuming and create costs that could reduce our operating results and cash flows.
     We may elect to selectively pursue acquisitions. Any integration process may be complex and time consuming, may be disruptive to the business and may cause an interruption of, or a distraction of management’s attention from, the business as a result of a number of obstacles, including but not limited to:
•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.
     Any of the foregoing obstacles, or a combination of them, could increase selling, general and administrative expenses in absolute terms and/or as a percentage of net sales, which could in turn negatively impact our operating results and cash flows.
     We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.
A significant percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may reduce our results of operations.
     As of January 1, 2011, approximately 30% of our employees were represented by various labor unions. As of January 1, 2011, we had 46 collective bargaining agreements, of which 4, covering approximately 40 total employees, are up for renewal in 2011, and one collective bargaining agreement expired in March 2010. We are in active negotiations with the subject union, and, in the interim, are operating under the terms and conditions of the expired agreement. Although we have historically had good relations with our unionized employees and expect to renew the collective bargaining agreements that will expire in 2011 and the collective bargaining agreement that expired in 2010, no assurances can be provided that we will be able to reach a timely agreement as to the renewal of the agreements and their expiration or continued expired status, as applicable, could result in a work stoppage. In addition, we may become subject to material cost increases, or additional work rules imposed by agreements with labor unions. The foregoing could increase our selling, general and administrative expenses in absolute terms and/or as a percentage of net sales. In addition, work stoppages or other labor disturbances may occur in the future, which could adversely impact our net sales and/or selling, general and administrative expenses. All of these factors could negatively impact our operating results and cash flows.
Increases in the cost of employee benefits, such as pension and other postretirement benefits, could impact our financial results and cash flow.
     Unfavorable changes in the cost of our pension retirement benefits and current employees’ medical benefits could materially impact our financial results and cash flow. We sponsor several defined benefit pension plans covering substantially all of our hourly employees. Our estimates of the amount and timing of our future funding obligations for our defined benefit pension plans are based upon various assumptions. These assumptions include, but are not limited to, the discount rate, projected return on plan assets, compensation increase rates, mortality rates, retirement patterns, and turnover rates. In addition, the amount and timing of our pension funding obligations can be influenced by funding requirements that are established by the Employee Retirement Income and Security Act of 1974 (ERISA), the Pension Protection Act, Congressional Acts, or other governing bodies. During fiscal 2010, we met our required contribution to our defined benefit pension plans. As of January 1, 2011, the net underfunded status of our benefit plan was $18.8 million. The Company’s minimum required contribution in 2011 is $4.1 million, $2.8 million of which will be funded through a pre-funded balance. The difference will be funded through a $1.3 million cash contribution. If the status of our defined benefit plan continues to be underfunded it will require additional future cash contributions.
     We participate in various multi-employer pension plans in the United States. The majority of these plans are underfunded. If, in the future, we choose to withdraw from these plans, we likely would need to record a withdrawal liability, which may be material to our financial results.

The payment of dividends has been suspended, and resumption is dependant on business conditions, among other factors. Further, the instruments governing our indebtedness contain various covenants that may limit our ability to pay dividends.
     We suspended the payment of dividends on our common stock for an indefinite period of time on December 5, 2007. Resumption of the payment of dividends will depend on, among other things, business conditions in the housing industry, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Accordingly, we may not be able to resume the payment of dividends at the same quarterly rate in the future, if at all.
Federal and state transportation regulations could impose substantial costs on us which would reduce our net income.
     We use our own fleet of over 600 trucks and over 1,000 trailers to service customers throughout the United States. The U.S. Department of Transportation, or DOT, regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, will increase our selling, general and administrative expenses and reduce our operating results.
Environmental laws impose risks and costs on us.
     Our operations are subject to federal, state, provincial and local laws, rules and regulations governing the protection of the environment, including, but not limited to, those regulating discharges into the air and water, the use, handling and disposal of hazardous or toxic substances, the management of wastes, the cleanup of contamination and the control of noise and odors. We have made, and will continue to make, expenditures to comply with these requirements. While we believe, based upon current information, that we are in substantial compliance with all applicable environmental laws, rules and regulations, we could be subject to potentially significant fines or penalties for any failure to comply. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at that real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former warehouse facilities, or at a landfill or other location where we have disposed of, or arranged for the disposal of, wastes. Georgia-Pacific has agreed to indemnify us against any claim arising from environmental conditions that existed prior to May 7, 2004 in connection with the properties we acquired when we purchased the assets of the Division from Georgia-Pacific. We also carry environmental insurance. However, any remediation costs either not related to conditions existing prior to May 7, 2004 or on properties acquired after May 7, 2004 may not be covered by indemnification. In addition, certain remediation costs may not be covered by insurance. We could also be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations. Increasingly stringent environmental requirements, more aggressive enforcement actions, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters.
Failure to comply with governmental laws and regulations could harm our business.
     Our business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. Noncompliance with applicable regulations or requirements could subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results and financial condition.
Affiliates of Cerberus control us and may have conflicts of interest with other stockholders in the future.
     Cerberus ABP Investor LLC (“Cerberus”), which we refer to as the controlling stockholder, beneficially owned approximately 55% of our common stock as of August 1, 2011. As a result, the controlling stockholder will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. This concentrated ownership position limits other stockholders’ ability to influence corporate matters and, as a result, we may take actions that some of our stockholders do not view as beneficial.
     The controlling stockholder is controlled by Cerberus Capital Management. Four of our eight directors are, or recently were, employees of or advisors to Cerberus Capital management. The controlling stockholder also has sufficient voting power to amend our organizational documents. The interests of the controlling stockholder may not coincide with the interests of other holders of our common stock. Additionally, the controlling stockholder is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The controlling stockholder may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the controlling stockholder continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In addition, because we are a controlled company within the meaning of the New York Stock Exchange rules, we are exempt from the NYSE requirements that our board be composed of a majority of independent directors, that our compensation committee be composed entirely of independent directors, and that we maintain a nominating/corporate governance committee composed entirely of independent directors.
Even if Cerberus no longer controls us in the future, certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.
     Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that:
•	permit us to issue, without any further vote or action by the stockholders, up to 30 million shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

•	limit the stockholders’ ability to call special meetings.
              These provisions may discourage, delay or prevent a merger or acquisition at a premium price.
     In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Further, certain of our incentive plans provide for vesting of stock options and/or payments to be made to our employees in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.
We may incur substantial costs relating to Georgia-Pacific’s product liability related claims.
     Georgia-Pacific is a defendant in suits brought in various courts around the nation by plaintiffs who allege that they have suffered personal injury as a result of exposure to products containing asbestos. These suits allege a variety of lung and other diseases based on alleged exposure to products previously manufactured by Georgia-Pacific. Although the terms of the asset purchase agreement provide that Georgia-Pacific will indemnify us against all obligations and liabilities arising out of, relating to or otherwise in any way in respect of any product liability claims (including, without limitation, claims, obligations or liabilities relating to the presence or alleged presence of asbestos-containing materials) with respect to products purchased, sold, marketed, stored, delivered, distributed or transported by Georgia-Pacific and its affiliates, including the Division prior to the acquisition, it could be possible that circumstances may arise under which asbestos-related claims against Georgia-Pacific could cause us to incur substantial costs.
     For example, in the event that Georgia-Pacific is financially unable to respond to an asbestos product liability claim, plaintiffs’ lawyers may, in order to obtain recovery, attempt to sue us, in our capacity as owner of assets sold by Georgia-Pacific, despite the fact that the assets sold to us did not contain asbestos. Asbestos litigation has, over the years, proved unpredictable, as the aggressive and well-financed asbestos plaintiffs’ bar has been creative, and often successful, in bringing claims based on novel legal theories and on expansive interpretations of existing legal theories. These claims have included claims against companies that did not manufacture asbestos products. As a result of these factors, a number of companies have been held liable for amounts far in excess of their perceived exposure. Although we believe, based on our understanding of the law as currently interpreted, that we should not be held liable for any of Georgia-Pacific’s asbestos-related claims, and, to the contrary, that we would prevail on summary judgment on any such claims, there is nevertheless a possibility that new theories could be developed, or that the application of existing theories could be expanded, in a manner that would result in liability for us. Any such liability ultimately could be borne by us if Georgia-Pacific is unable to fulfill its indemnity obligation under the asset purchase agreement with us.
Risks Related to the Common Stock
Only a limited market exists for our common stock which could lead to price volatility.
     The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock.
Concentrated ownership of our common stock creates a risk of sudden change in our share price.
     Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. As of August 1, 2011, Cerberus beneficially owned approximately 55% of our common stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.
     We are not restricted from issuing additional common shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares, as well as any common shares that may be issued pursuant to our stockholder rights plan. The market price of our common shares could decline as a result of sales of our common shares made after this offering or the perception that such sales could occur. It could also decline if we issue additional common shares in connection with a proposed exchange of a portion of our trust preferred shares for our common shares.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. We, and not the selling stockholders, will pay the costs, expenses and fees in connection with the registration and sale of the shares covered by this prospectus, but the selling stockholders will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares.

SELLING STOCKHOLDERS
     This prospectus relates to the possible disposition of up to 2,108,098 shares of our common stock by the selling stockholders identified below. We issued the shares of common stock to the selling stockholders in connection with their exercise of rights distributed by us to all of our stockholders in the rights offering we completed in July 2011. The following table sets forth information with respect to the beneficial ownership of our common stock held as of August 1, 2011 by each selling stockholder, the number of shares being offered hereby and information with respect to shares to be beneficially owned by each selling stockholder assuming all the shares registered hereunder are sold. We prepared this table based on the information supplied to us by the selling stockholders and we have not sought to verify such information. The percentage ownership for both before the offering and after completion of the offering is based on 61,811,862 shares of our common stock outstanding as of August 1, 2011.
     Based upon information provided by the selling stockholders, none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has held any position or office or had any material relationship with us within the past three years.

			Shares
	Shares Beneficially Owned		Offered	Shares Beneficially Owned
	Prior to the Offering		Hereby	After the Offering(1)
Name	Number	Percentage	Number	Number	Percentage
Stadium Capital Partners, L.P.	3,529,164	5.71%	1,828,477	1,700,687	2.75%

Stadium Capital Qualified Partners, L.P.	539,701	*	279,621	260,080	*

*	Less than 1%.

(1)	Assumes the sale of all shares offered under this prospectus by the selling stockholder.

PLAN OF DISTRIBUTION
     We are registering shares of common stock on behalf of the selling stockholders. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:
•	transactions on the New York Stock Exchange or on any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of shares of our common stock;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

•	through a combination of any of the above transactions.
     The selling stockholders and their respective successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     Our common stock is listed for trading on the New York Stock Exchange under the symbol “BXC.”
     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.
     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the common stock may be underwriting compensation under the Securities Act. If required, at the time of a particular offering of our common stock by the selling stockholders, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     We entered into a registration rights agreement for the benefit of the selling stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.
EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 1, 2011, and the effectiveness of our internal control over financial reporting as of January 1, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
LEGAL MATTERS
     Certain legal matters with respect to the securities offered in this prospectus have been passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
          We file annual, quarterly and current reports, proxy and information statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
          You can access electronic copies of our of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, free of charge, on our website at http://www.bluelinxco.com. Access to those electronic filings is available as soon as reasonably practicable after they are filed with, or furnished to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.
     In addition, our common stock is traded on the New York Stock Exchange under the symbol “BXC.” As a result, reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

     We incorporate by reference the documents listed below, filed separately with the SEC (except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules), and all documents subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in those documents is deemed “furnished” in accordance with SEC rules), prior to the termination of the offering:
•	Annual Report on Form 10-K for the year ended January 1, 2011;

•	Quarterly Report on Form 10-Q for the quarters ended April 2, 2011 and July 2, 2011;

•	Current Reports on Form 8-K filed on April 26, 2011, May 12, 2011, May 20, 2011 (as amended on June 23, 2011), June 20, 2011, July 14, 2011 and August 1, 2011; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the Commission on December 13, 2004, as amended on August 5, 2011, and any amendments to such registration statement or any other report that we may file in the future for the purpose of updating such description.
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
     Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
(770) 953-7000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$524
*Legal fees and expenses	10,000
*Accounting fees and expenses	10,000
*Printing and engraving expenses	5,000
*Miscellaneous	2,000

*Total	$27,524

*	Estimated pursuant to Item 511 of Regulation S-K.
Item 15. Indemnification of Directors and Officers.
Indemnification Under the Delaware General Corporation Law
     Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director
     (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,
     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or
     (4) for any transaction from which the director derived an improper personal benefit.
     These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the Company’s Amended and Restated Certificate of Incorporation (the “Charter”)
     The Fifth Article of the Company’s Charter provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended from time to time. No amendment or repeal of the Fifth Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     The Sixth Article of the Company’s Charter provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Company (as the same may provide from time to time) (the “Amended and Restated By-laws”), the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article VI shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article VI. No amendment or repeal of this Article VI shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.
Indemnification Under the Amended and Restated By-laws
     Section 5.01 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (1) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (2) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated By-laws, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article V shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article V. No amendment or repeal of Article V shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.
     Section 5.02 of Article V of the Company’s Amended and Restated By-laws provides that it is the intent of Article V to require the Company, unless otherwise determined by the Board or as provided for in Section 5.01 in the case of a proceeding (or part thereof) commenced by a Covered Person, to indemnify the Covered Persons for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of the Amended and Restated By-laws, and the indemnification and expense advancement provided by Article V shall not be limited by the absence of an express recital of such circumstances.
     Section 5.03 of Article V of the Company’s Amended and Restated By-laws provides that indemnification pursuant to the Amended and Restated By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Covered Persons.
     Section 5.04 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article V or otherwise.
     Section 5.05 of Article V of the Company’s Amended and Restated By-laws provides that if a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Article V is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
     Section 5.06 of Article V of the Company’s Amended and Restated By-laws provides that the rights conferred on any Covered Person by Article V shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Charter, the Amended and Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 5.07 of Article V of the Company’s Amended and Restated By-laws provides that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.
Indemnification Under Indemnification Agreements With Certain of Our Directors and Executive Officers
     We have entered into Indemnification Agreements with each of our directors and executive officers pursuant to which the Company has agreed to provide for the advancement of expenses and indemnification of, to the fullest extent permitted under Delaware law, as the same may be amended from time to time, for each person party to an Indemnification Agreement.
Item 16. Exhibits and Financial Statement Schedules.
     A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.
Item 17. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          Provided, however, that paragraphs (1)(i), (1)(ii), and (a)(1)(iii) do not apply if the registration state is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 5, 2011.

BLUELINX HOLDINGS INC.
By:	/s/ George R. Judd
George R. Judd
President and Chief Executive Officer: (Principal Executive Officer)

     We, the undersigned directors and officers of BlueLinx hereby severally constitute and appoint George R. Judd H. Douglas Goforth and Dean A. Adelman, or any of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said attorney and agent may deem necessary or advisable to enable BlueLinx to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-3 relating to the offering of BlueLinx’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto and other documents in connection herewith, including any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission; and we hereby approve, ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George R. Judd George R. Judd	President and Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2011

/s/ Howard D. Goforth Howard D. Goforth	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 5, 2011

/s/ Scott T. Phillips Scott T. Phillips	Chief Accounting Officer (Principal Accounting Officer)	August 5, 2011

/s/ Howard S. Cohen Howard S. Cohen	Director	August 5, 2011

/s/ Richard S. Grant		August 5, 2011
Richard S. Grant	Director

/s/ Steven F. Mayer Steven F. Mayer	Director	August 5, 2011

/s/ Charles H. McElrea Charles H. McElrea	Director	August 5, 2011

/s/ Alan H. Schumacher Alan H. Schumacher	Director	August 5, 2011

Signature	Title	Date

/s/ Robert G. Warden Robert G. Warden	Director	August 5, 2011

/s/ M. Richard Warner M. Richard Warner	Director	August 5, 2011

EXHIBIT INDEX

Exhibit
Number	Item
3.1	Amended and Restated Certificate of Incorporation of BlueLinx (Previously filed as an exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-118750) filed with the Securities and Exchange Commission on December 10, 2004.)

3.2	Amended and Restated By-Laws of BlueLinx (Previously filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Reg. No. 333-118750) filed with the Securities and Exchange Commission on November 26, 2004.)

4.1	Registration Rights Agreement, dated as of June 16, 2011, between BlueLinx Holdings Inc. and Stadium Capital Management, LLC (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 20, 2011.)

5.1	Opinion of Troutman Sanders LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Troutman Sanders LLP (included as part of Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

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